December 15, 2016

Dear Fellow Shareholder:

As previously announced, the Board of Directors of Bar Harbor Bankshares (the “Company”) declared a quarterly cash dividend of $0.28 per share of common stock payable December 15, 2016 to shareholders of record as of November 14, 2016. This cash dividend represents an increase of 0.5 cents, or 1.8%, compared with the prior quarter.  Further, it represents an increase of 2.0 cents or 7.7% compared with the fourth quarter of 2015.  This represents our twenty-second consecutive quarter with a dividend increase.

For your convenience, I have enclosed our earnings press release and selected unaudited financial data for the three and nine months ended September 30, 2016.

I am pleased to present the following highlights from the quarter and through the first nine months of the year:

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Net income amounted to $3.6 million, which represented a decrease of $299 thousand or 7.6% compared with the third quarter of 2015.  The Company also announced record net income of $12.3 million for the nine months ended September 30, 2016, representing an increase of $664 thousand, or 5.7%, compared with the same period in 2015.  Included in the quarter and the year to date results were expenses related to the pending merger with Lake Sunapee Bank Group (“LSBG”) previously announced on May 5, 2016.  These expenses totaled $320 thousand and $812 thousand for the quarter and nine months ended September 30, 2016, respectively.  Also included in the quarter were $110 thousand in executive search fees associated with the hiring of our new Chief Financial Officer, Josephine Iannelli.

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Diluted earnings per share were $2.03 for the nine months ended September 30, 2016, representing an increase of $0.10, or 5.2%, compared with the prior comparable period.

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Total assets at September 30, 2016 totaled $1.7 billion, representing an increase of $138 million, or 8.7%, compared with December 31, 2015.  Competition for asset generation continues to be very aggressive with very thin pricing.  We are staying within our risk appetite with every decision as we move into the seasonally slower period in Maine and ahead of the rapidly approaching closing date of our acquisition of LSBG.

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Total loans as of September 30, 2016 stood at $1.1 billion, representing an increase of $98.2 million, or 9.9%, compared with year end 2015. Our ability to continue to grow this segment is tempered by  brisk competition, but again we firmly feel discipline carries with it greater long term rewards as do relationships rooted in understanding one another’s business rather than a simple short term price adjustment or structural concession.

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This commitment to long term asset quality also is evident in our total non-performing loans and relatively low loan loss experience.

December 15, 2016

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Tax-equivalent net interest income, our principal revenue source, totaled $11.5 million and $35.3 million for the three months and nine months ended September 30, 2016, respectively. Year to date net interest income is up a modest $285 thousand from the prior year comparable period due to interest rate compression across our region due to the intense competition.  This is a critical driver of our need to focus on employee productivity and risk adjusted returns.

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For the three months ended September 30, 2016 our return on average assets was 1.0%, without adjustment for previously identified expenses associated with the pending LSBG acquisition.  Such expenses are largely legal and other professional fees.

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Our capital measures for both the Company and our Bank remain well above applicable regulatory standards for “well-capitalized” financial institutions.

As is evident in our performance and our continued evolution of the Company, we are committed to running our business along the existing model where customer and employee experiences with a risk management discipline are the guide paths to balancing growth and earnings.  This is especially important as we are keenly focused on the successful integration and conversion of the LSBG customers and colleagues.  Since my last letter to you, we have received all shareholder and regulatory approvals and are rapidly moving toward a closing early in the first quarter as previously indicated.  As we have progressed with the integration, our key indicators continue to be communication, security, credit discipline, and compliance maintenance.  Headwinds in general are a given, but we have confirmed that our cultures are very much aligned, which is a critical foundation to a successful combination of two true community banks.

As always, we sincerely thank you for your continued support and loyalty.

Respectfully,

Curtis C. Simard

President & CEO

Enclosures

This letter contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause the Company's actual results to differ significantly from those expressed in any forward-looking statement. You should not rely uncritically on forward-looking statements because they involve significant known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results.  Some of the factors that could cause actual results to differ materially from current expectations include failure to complete the proposed LSBG Merger, the imposition of adverse regulatory conditions in connection with regulatory approval of the proposed LSBG Merger, disruption to the

December 15, 2016

parties’ businesses as a result of the announcement and pendency of the LSBG Merger, the inability to realize expected cost savings or to implement integration plans and other adverse consequences associated with the LSBG Merger, changes in general economic conditions, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within the Company's markets, changes in the financial condition of the our Bank's borrowers and other factors discussed in the reports that the Company files with the SEC. The forward-looking statements contained herein represent our judgment as of the date of this letter, and we caution readers not to place undue reliance on such statements. For further information, please refer to the Company's reports filed with the SEC.